UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 2 TO

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES PURSUANT TO SECTION 12(b) OR (g) OF THE SECURITIES EXCHANGE ACT OF 1934

Intellisync Corporation
(Exact name of registrant as specified in its charter)

Delaware	77-0349154
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

2550 North First Street, Suite 500 San Jose, California	95131
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act: None

Title of each class to be so registered	Name of each exchange on which each class is to be registered

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☒

Securities Act registration statement file number to which this form relates: Not applicable.

Securities to be registered pursuant to Section 12(g) of the Act:

Preferred Stock Purchase Rights
(Title of class)

INFORMATION REQUIRED IN REGISTRATION STATEMENT

The undersigned Registrant hereby amends its Registration Statement on Form 8-A filed with the Securities and Exchange Commission on January 15, 2003, and amended by Amendment No. 1 to Form 8-A, filed on March 11, 2004, (together the “Registration Statement”) as follows:

Item 1. Description of Registrant’s Securities to be Registered.

Item 1 to the Registration Statement is hereby amended by adding the following to the last paragraph of such item:

Intellisync Corporation, a Delaware corporation (the “Company”), Nokia Inc., a Delaware corporation (“Parent”), and Jupiter Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Parent (“Sub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), dated as of November 16, 2005.  The Merger Agreement provides for, upon the terms and subject to the conditions set forth therein, the merger (the “Merger”) of Merger Sub with and into the Company, with the Company surviving the merger as a wholly owned subsidiary of Parent.  In connection with the Merger Agreement, the Company and Computershare Investor Services LLC, a Delaware limited liability company, as Rights Agent (the “Rights Agent”) entered into an amendment, dated as of November 15, 2005 (the “Second Rights Amendment”), to the Preferred Shares Rights Agreement, dated as of January 13, 2003, as amended by Amendment No. 1 to the Preferred Shares Rights Agreement, dated March 1, 2004 (together the “Rights Agreement”).  The effect of the Second Rights Amendment is to permit the Merger and the other transactions contemplated by the Merger Agreement to occur without triggering any distribution or adverse event under the Rights Agreement.  In particular, none of Parent, Sub nor any of their affiliates or associates shall be deemed to be Acquiring Persons (as defined in the Rights Agreement) solely as a result of the approval, execution, delivery or performance of the Merger Agreement or the consummation of the Merger or the other transactions contemplated thereby.

The Rights Amendment is attached as Exhibit 4.4 hereto and is incorporated by reference herein, and the foregoing description of the Rights Amendment is qualified in its entirety by reference to the Rights Amendment.

Item 2. Exhibits.

Item 2 to the Registration Statement is hereby amended by adding the following exhibit:

4.4           Amendment No. 2, dated November 15, 2005, to the Rights Agreement, dated as of January 13, 2003, as amended by Amendment No. 1, dated March 1, 2004, by and between Intellisync Corporation and Computershare Investor Services LLC, as Rights Agent.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date:  November 16, 2005

INTELLISYNC CORPORATION

/s/ Woodson Hobbs
Name: Woodson Hobbs
Title: President and Chief Executive Officer (Principal Executive Officer)

EXHIBIT INDEX

Exhibit Number	Description

4.4

Amendment No. 2, dated November 15, 2005, to the Rights Agreement, dated as of January 13, 2003, as amended by Amendment No. 1, dated March 1, 2004, by and between Intellisync Corporation and Computershare Investor Services LLC, as Rights Agent.